EXHIBIT 10.24

AGREEMENT FOR CLINICAL SERVICES

THIS AGREEMENT, dated as of the Sixth day of December 2010, is by and among CytRx Corporation, (“CytRx ” or “SPONSOR”), with offices located at 11726 San Vicente Boulevard, Suite 650, Los Angeles, California  90049, and Oncotherapeutics (“Oncotherapeutics” or “CRO”), with offices located at 9201 Sunset Boulevard, Suite 317, West Hollywood, CA 90069.

WHEREAS, CytRx Corporation, a corporation organized and existing under the laws of the State of Delaware, is engaged in the discovery, development and marketing of pharmaceutical products; and

WHEREAS, Oncotherapeutics, a corporation organized and existing under the laws of the State of California is a contract research organization engaged in the business of managing and monitoring clinical trials and analyzing clinical research data for pharmaceutical products; and

WHEREAS, CRO desires to assist SPONSOR in organizing, monitoring and supervising certain clinical research activities set forth herein and SPONSOR desires to retain CRO upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual promises and undertakings herein contained, the parties hereto agree as follows:

1.	DEFINITIONS

The following terms as used in this Agreement shall have the meaning set forth hereinafter:

1.1           “CRO" means contract research organization as described in 21 C.F.R. § 312.3 of the FDA regulations.

1.2           “Direct Expenses” means personnel expenses, including any and all overhead or internal costs, as a result of performing the Services herein.

1.3           "FDA" means the United States Food and Drug Administration or any successor agency thereto.

1.4           "Investigator" means any person conducting studies in humans in connection with the Study, or any other person acting under the direction, control or authority of such person with respect to a Study involving a Study Drug supplied by SPONSOR.

1.5           “Pass-through Expenses” means out-of-pocket expenses in connection with the performance of Services provided hereunder, such as travel fees (coach and not first-class air travel), Investigator fees, Investigator site start-up fees, printing fees, shipping/mailing fees and fees related to the storage, labeling and shipment of the Study Drugs.

1.6           "Protocol" means the Protocol entitled "A Randomized, Placebo-Controlled Phase 2b Study of Tamibarotene Plus Paclitaxel and Carboplatin Versus Placebo Plus Paclitaxel and Carboplatin as First Line Treatment for Subjects with Advanced Non-Small Cell Lung Cancer” attached hereto as Exhibit A.

1.7           "Services" mean the services to be performed by CRO and obligations undertaken by CRO as outlined in this Agreement and in Exhibits A and B, attached hereto and made a part hereof.

1.8           "Study" means the multicenter clinical study to be conducted in accordance with the Protocol.

1.9           "Study Drugs" means those substances referred to in the Protocol.

2.           SERVICES

2.1           CRO shall provide the Services in accordance with the terms hereof.  Any changes made to the Protocol must be approved in advance in writing by SPONSOR and must receive the necessary Institutional Review Board (“IRB”) approval and, if required by 21 C.F.R. § 312.30, be submitted to the FDA prior to implementation.  In the event of revision of the Protocol or an Exhibit hereto, the most recent version or revision thereof shall govern. CRO shall comply with the Protocol, all applicable federal, state and local laws, rules and regulations including, without limitation, the rules and regulations promulgated by FDA, with respect to the Services performed by CRO hereunder, including, but not limited to, the requirements of 21 C.F.R. Part 312, Good Clinical Practices, including but not limited to the Drug and Cosmetic Act, 1940 and the regulations promulgated pursuant thereto, and with the standard of care customary in the contract research organization industry.  In the event of any actual or perceived noncompliance with the Protocol, or with applicable federal, state, or local laws, rules, or regulations that may affect the integrity of Study data, CRO shall notify SPONSOR immediately.

2.2.1           CRO shall use its best endeavors to deliver the maximum enrollment to SPONSOR of no less than 140 enrolled patients.

2.2.2    CRO shall use its best endeavors to deliver to SPONSOR no less than TWELVE sites within the United States for this study and will work with the THREE sites in Mexico City, Mexico that have been identified by the SPONSOR for this study.

2.3           CRO shall also provide additional Services specified in any future additions or modifications, which may be agreed to among all of the parties and shall be incorporated in writing as amendments of the relevant Exhibit hereto.  If SPONSOR wishes to change the scope of the Services or wishes to obtain additional Services not initially covered by this Agreement and/or not listed in an Exhibit hereto, SPONSOR shall so advise CRO and submit requirements and specifications to CRO. After receipt of the requirements and specifications, CRO shall provide SPONSOR with a reasonable cost estimate for performing the modified or additional Services. No such cost estimate shall be the basis for a change in the fees payable to CRO unless and until it has been agreed to and approved in writing by SPONSOR. In the event there is no agreement among the parties with respect to such additional costs, the parties agree to resolve any differences as provided in Section 4.1 below. Any such modified or additional Services provided by the CRO thereby shall be governed by the terms and conditions of this Agreement and by such supplementary written amendments of this Agreement or Exhibits to this Agreement as may be executed among the parties from time to time. In the event of a conflict between the terms of this Agreement and an Exhibit, the terms of this Agreement shall govern.

2.4           CRO shall designate in writing one individual who will act as agent for CRO and will have the authority and responsibility to act on behalf of CRO in connection with all obligations undertaken by CRO in this Agreement. SPONSOR shall designate in writing one individual who will act as agent for SPONSOR and will have the authority and responsibility to act on behalf of SPONSOR in connection with all obligations undertaken by SPONSOR in this Agreement. Such designations may be modified from time to time and shall be in writing and communicated to all other parties.

3.           TERM

3.1           This Agreement shall be effective upon the date first set forth above and shall thereafter remain in full force and effect until completion of all Services contemplated hereunder or termination of this Agreement as provided for in Section 6 below. CRO shall use its best efforts to complete the Services within THIRTY SIX months after the date first set forth above.

4.	COMPENSATION AND EXPENSES

4.1           As compensation for the Services performed hereunder SPONSOR shall pay CRO the amounts specified in Exhibit B attached hereto and made a part hereof in accordance with the payment schedule set forth therein. The total amount of Direct Expenses payable by SPONSOR to CRO for Services rendered by CRO hereunder shall in no event exceed the total amount of FIVE MILLION EIGHT HUNDRED AND FIFTY TWO THOUSAND TWO HUNDRED AND EIGHTY EIGHT DOLLARS AND FORTY CENTS ($5,852,288.40) without SPONSOR'S prior written approval in the form of a purchase order amendment. The total amount set forth above, or any agreed-upon adjustment, shall be inclusive of any and all overhead or internal costs of CRO. All work to be undertaken pursuant to this Agreement shall not commence until a preauthorized purchase order is in place between SPONSOR and CRO.

4.2           SPONSOR will reimburse CRO for all reasonable Pass-through Expenses actually incurred by CRO in connection with the performance of Services provided hereunder. SPONSOR will reimburse CRO for all such Pass-through Expenses, within thirty (30) days of receipt by SPONSOR of periodic itemized statements covering such expenses. Such expense statements will be accompanied by an invoice and such invoice shall be itemized in reasonable detail and shall include reasonable documentation (including all receipts associated with travel, lodging, food, etc.) in support of such expenses and invoice. The total amount payable by SPONSOR to CRO for such Pass-through Expenses shall in no event exceed the total amount of ONE MILLION AND FORTY SIX THOUSAND NINE HUNDRED AND EIGHTY ONE DOLLARS AND SIXTY SEVEN CENTS ($1,046,981.67), unless an increase in such amount is authorized in writing by SPONSOR in the form of a purchase order amendment.

4.3           If the scope of the Services or the time necessary to complete the Study change and such changes are beyond the reasonable control of CRO, the fees and expenses to SPONSOR pursuant to such Exhibit will be adjusted as mutually agreed upon in writing by SPONSOR and CRO in the form of a purchase order amendment. In the event of disagreement with respect to such changes and/or fees and expenses to be paid therefor, the Study will proceed and CRO will continue rendering its Services while the disagreement is being resolved. Resolution of such disputes shall be accomplished by good faith negotiations by a senior officer of each party within thirty (30) days of notice furnished in accordance with Section 12 hereunder. If necessary, thereafter, resolution of such disputes shall be accomplished at the written request of any party hereto to the other parties by binding arbitration, which shall not interfere with the timely rendering of CRO's Services, pursuant to the Rules of Conciliation and Arbitration of the American Arbitration Association, using a three-person panel of arbitrators selected by mutual agreement of the parties.

4.4           Unless otherwise specified in any Exhibits that now or hereafter may be agreed to among the parties, upon SPONSOR's request CRO shall be responsible for negotiating Investigator fees with each Investigator at each Study site participating in the Study. Such fees as well as pass-through expenses pursuant to Section 4.2 hereof shall be paid in advance from time to time by SPONSOR into a separate bank account in the name of CRO. CRO shall transmit copies of such bank account statements together with a schedule of all payments from such account to SPONSOR quarterly. CRO shall direct such fees, when earned in accordance with the Clinical Research Agreement entered into among SPONSOR, CRO, the Investigator(s) and/or CRO, to be paid to the Investigators and/or institutions in which the Study is being conducted as the case may be. Any interest earned on said bank account funds shall remain in the fund and belong to SPONSOR. In the event the funds advanced by SPONSOR pursuant to this Section 4.4 are insufficient to cover the payment of fees and expenses to the Investigators, upon written notice from CRO, SPONSOR will promptly deposit into such bank account the additional amounts required. SPONSOR reserves the right to make all such pass-through payments under Sections 4.2 and 4.4 hereof directly to the Investigators, institutions and/or other third parties and the relevant Exhibit shall so provide. Clinical Research Agreements required for an Investigator at any Study site shall be among SPONSOR, CRO and the Investigator and/or institution and the form and content of such agreement shall be prepared and furnished to CRO by SPONSOR.

4.5           In order to enable SPONSOR to comply with applicable federal tax laws and regulations, CRO agrees to provide, if requested by SPONSOR, within forty-five (45) days after the close of each calendar year, the total amount of funds which CRO and/or the Investigators received from SPONSOR relating to research activities during the year and any other information related to this Agreement which SPONSOR reasonably requires to properly compute their respective tax liabilities.

4.6           In consideration of its performance of Services hereunder, SPONSOR shall pay CRO the fees and expenses set forth in Exhibit B which is attached hereto and made a part hereof.  The budget estimates contained in Exhibit B represent CRO's best estimate of the costs to perform all Services to be provided hereunder by CRO. In the event that actual and accrued expenses indicated as Direct and "Pass-through Costs" in Exhibit B which are incurred by CRO at the conclusion of the Study are less than the amounts paid by SPONSOR for such expenses, CRO will promptly refund to SPONSOR any excess amount paid at the conclusion of the Study.

5.	CONFIDENTIAL INFORMATION

5.1           “Confidential Information” means all secret, trade secret, privileged, confidential or proprietary written information and data provided by SPONSOR to CRO pursuant to this Agreement, or generated or developed by CRO or Investigator pursuant to this Agreement, or any such secret, trade secret, privileged, confidential or proprietary information disclosed orally, which is reduced to writing within thirty days of oral disclosure and identified as being "confidential," except any portion thereof which:

(1)           was lawfully in the possession of CRO and known to it without restriction as to its use prior to disclosure by SPONSOR, to the extent such possession and knowledge is documented; or

(2)           was in the public domain or the subject of public knowledge at the time of disclosure by SPONSOR; or

(3)           becomes part of the public domain or the subject of public knowledge through no breach of this Agreement by CRO, or

(4)           becomes available to CRO from a third party other than in breach of a legal obligation of confidentiality to SPONSOR in respect thereof; or

(5)           is independently generated by CRO without reference to or use of the Confidential Information received hereunder; or

(6)           is required by law, administrative or judicial order to be disclosed. CRO shall notify SPONSOR as soon as possible, but in no event later than two days after learning of an attempt to have information disclosed pursuant to a legal, administrative or judicial order, in order that SPONSOR shall have the opportunity to challenge the order prior to disclosure.

5.2           Except as required by applicable law, for the term of this Agreement and for ten years thereafter, CRO shall not use or disclose to any party SPONSOR’S Confidential Information received pursuant to this Agreement or otherwise, without the prior written consent of SPONSOR.

5.3           Notwithstanding the preceding section, CRO may, without SPONSOR’S prior written consent:

(1)           use SPONSOR’S Confidential Information solely for the purposes of performing its obligations under this Agreement, and

(2)           disclose SPONSOR’S Confidential Information to the minimum number of its (a) officers, employees, consultants or agents whose work requires use of such Confidential Information; (b) investigators or other authorized persons engaged in carrying out the Study; or (c) third party independent contractors referenced in any Exhibit to this Agreement who are under a written obligation to maintain the confidentiality of such Confidential Information to the same extent as CRO.

CRO shall ensure that all of its officers, employees, consultants, agents, investigators or contractors who receive such Confidential Information understand and shall be bound by the confidentiality provisions of this Agreement. In addition, CRO shall routinely identify SPONSOR’S Confidential Information in such manner to preserve its confidential status.

5.4           Unless otherwise agreed in writing, within thirty days after the termination of the Agreement or the written request by SPONSOR, CRO shall return to SPONSOR all of SPONSOR’S Confidential Information in documentary or permanent form including any and all copies thereof.

5.5           CRO agrees that SPONSOR is and shall remain the exclusive owner of its Confidential Information and all patent, copyright, trade secret and other intellectual property rights therein unless and until a further agreement is executed.

5.6           CRO and SPONSOR acknowledge that any violation of the terms of this Section 5 may result in irreparable injury and damage to SPONSOR that is not adequately compensable in money damages, and for which SPONSOR will have no adequate remedy at law.  CRO therefore consents and agrees that SPONSOR may obtain injunctions, orders or decrees as may be necessary to protect the Confidential Information, without the necessity of proving actual damages, in addition to any other remedies which SPONSOR may have in law or equity.

5.7           CRO acknowledges that during the performance of this Agreement it may come into possession of certain material information about SPONSOR or its affiliates that has not yet been disclosed to the public.  CRO agrees to comply with the rules and regulations of the United States Securities and Exchange Commission ("SEC"), including those relating to insider trading for as long as CRO is in the possession of such material, non-public, information about SPONSOR or its affiliates.  CRO is hereby notified that it should not trade in SPONSOR securities on its own behalf or on the behalf of others while in possession of any such material, non-public information.

5.8           These confidentiality requirements shall survive the termination of this Agreement.

6.           TERMINATION

6.1           This Agreement may be terminated by SPONSOR or suspended by SPONSOR at any time with or without cause by giving CRO at least thirty (30) days' prior written notice thereof.  As soon as practicable after CRO's receipt of, and consistent with, such notice, CRO shall upon SPONSOR'S request suspend all activities and/or instruct the Investigators immediately to discontinue further acquisition, screening or entry of patients into the Study and distribution (including dispensing or administration) of Study Drugs. During the thirty (30) day period between the notice of suspension or termination and the effective date of such suspension or termination, CRO shall use its best efforts to conclude and/or, upon SPONSOR’s request, transfer the responsibility for such Study to SPONSOR or SPONSOR’s designee. Such action shall be performed by CRO, as soon thereafter as practicable in accordance with its responsibilities under this Agreement and applicable law and regulation, in order to reduce or eliminate further costs and to cancel, to the extent reasonably possible, any third party obligations. Within thirty (30) days after the effective date of suspension or termination of this Agreement, CRO shall transmit to SPONSOR all case reports and other data and information collected or prepared by CRO prior to the effective date of suspension or termination and coordinate the return of all unused Study Drugs to the SPONSOR. In addition, CRO shall provide SPONSOR with a written itemized statement of all work performed by CRO in connection with the suspended or terminated Agreement. Such statement shall include only those Services detailed in Exhibit A hereto and shall be based upon the payment schedule set forth in Exhibit B hereto, as such Exhibits may be amended from time to time by the parties hereto.

6.2           In the event of suspension or termination of this Agreement pursuant to Section 6.1 or Section 6.4 hereof, CRO shall be entitled to a partial payment based on the pro rata portion of Services provided by it in connection with this Study as set forth in Exhibit B through the effective date of suspension or termination as calculated jointly by the parties. If amounts already paid by SPONSOR to CRO in connection with the Study exceed such pro rata calculation, then CRO shall refund such excess to SPONSOR. If such pro rata calculation exceeds the amount already paid by SPONSOR to CRO in connection with the Study, then SPONSOR shall pay the balance due to CRO. Any refund or payment under this Article 6 shall be made within thirty (30) days after SPONSOR's receipt and approval of CRO's itemized statement.

6.3           This Agreement may be terminated by CRO or SPONSOR upon any material default in performance by the other party, provided that any defaulting party shall be given not less than thirty (30) days' prior written notice of default and the opportunity to cure the default during such period. SPONSOR shall also be authorized to terminate this Agreement in the event CRO is in default under any related Study involving the Master Protocol.

6.4           This Agreement may be terminated or suspended immediately by SPONSOR if the FDA halts the Study or requests that the Study be suspended, or if any of the conditions for termination set forth in Section 18 apply.

6.5           If not sooner terminated, this Agreement will expire five (5) years from the date hereof or one (1) year after the completion of the Services contemplated by all Exhibits hereto, whichever is later.

7.            INDEMNIFICATION

7.1           SPONSOR agrees to assume responsibility and liability for and agrees to indemnify and hold harmless CRO (hereinafter “CRO Indemnitees”) from and against any and all costs (including reasonable attorney's fees), damages, expenses, losses, suits, claims and demands, in any manner caused by, resulting from or arising out of proper adherence to this Agreement, and any applicable federal, state and local laws and regulations, excepting damage or injury which may be attributed to the failure of the CRO Indemnitees to adhere to the Agreement, or any applicable federal, state and local laws and regulations, or which may be attributable to the negligence or willful misconduct of the CRO Indemnitees.

7.2           CRO agrees to defend, indemnify and hold harmless SPONSOR and SPONSOR’s officers, employees, consultants or agents (hereinafter “SPONSOR Indemnitees”) from and against any and all costs (including reasonable attorneys' fees), damages, expenses, losses, suits, claims and demands, in any manner caused by, resulting from or arising out of any act, omission, misrepresentation, negligence or breach of this Agreement on the part of CRO and its respective agents, including, without limiting the foregoing, any damage or injury arising out of the failure of CRO employees, directors, independent contractors and agents to adhere to the Agreement, or any applicable federal, state and local laws and regulations, or which may be attributable to the negligence or willful misconduct of CRO employees, directors, independent contractors and agents or CRO’s officers, employees, consultants or agents.

7.3           In the event that either party seeks indemnification under the terms of this provision or any other provision, it shall inform the other party of the claim as soon as reasonably practicable after it receives notice of the claim, shall permit the other party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the other party), in the defense of the claim.

7.4           These provisions regarding indemnifications shall survive the termination of this Agreement.

7.5           Neither party hereto shall have any liability to the other for any indirect or consequential losses or damage suffered by the other (whether in contract, tort or otherwise) whensoever, wheresoever or howsoever arising, except to the extent caused by such party’s gross negligence or willful misconduct. A party’s liability to the other is in no way limited to the extent of the party’s insurance coverage. This provision shall survive the termination of this Agreement.

8.           PUBLICITY

8.1           CRO shall not disclose, except as required by law or as required to fulfill regulatory obligations of the FDA, the existence of this Agreement nor use or publish the name of SPONSOR hereto in promotion, advertising or for any other purpose without the prior written consent of SPONSOR.  CRO also will not make any public presentations about the Study Drug or the Study or issue any news releases about the Study Drug or Study.

9.           PUBLICATIONS AND REGISTRATION

9.1           At the conclusion of the Study, SPONSOR intends to publish a paper which presents all of the data collected at all sites participating in the Study. CRO agrees that it will not publish or otherwise present papers relating to the Study or which disclose data collected in the Study.

9.2           SPONSOR shall bear the exclusive right and responsibility to submit Study-related information to clinical trial registry and results databases.  CRO shall forward any related inquiries or information to SPONSOR to be addressed by SPONSOR or SPONSOR’s delegate.

10.           INDEPENDENT CONTRACTOR

10.1           CRO shall perform Services under this Agreement only as an independent contractor and nothing contained herein shall be construed to be inconsistent with that relationship or status. CRO, its employees, and consultants shall not be considered employees or agents of SPONSOR. This Agreement shall not constitute, create, or in any way be interpreted as, a joint venture, partnership, or business organization of any kind between CRO and SPONSOR. No party hereto shall have the authority to bind any other party hereto to any agreement whatsoever.

11.            PATENT RIGHTS AND DATA OWNERSHIP

11.1           CRO will disclose promptly in writing to SPONSOR or its respective designees any and all inventions, discoveries and improvements, whether or not patentable, conceived or made by CRO while providing Services to SPONSOR pursuant to the Agreement which relate to the Study or the Study Drug(s) or, once CRO becomes aware of the same, conceived or made by any Investigator arising out of his or her participation in the Study. Any intellectual property rights associated with such inventions, discoveries, or improvements shall be the sole and exclusive property of SPONSOR and CRO agrees on its own behalf and on behalf of its employees to assign all its rights, title and interest therein to SPONSOR. CRO will execute any and all patent applications, assignments, or other instruments and give any testimony which SPONSOR reasonably deems necessary to apply for and obtain patents covering such inventions, discoveries or improvements (the "Activities"). SPONSOR shall compensate CRO for the time devoted to such Activities and reimburse it for the reasonable expenses incurred in connection therewith. These obligations shall continue beyond the termination of this Agreement with respect to inventions, discoveries and improvements conceived or made by CRO while providing Services to SPONSOR pursuant to this Agreement which relate to the Study or the Study Drug(s), or by any Investigator arising out of his or her participation in the Study, and shall be binding upon their respective assigns, administrators and other legal representatives. CRO agrees that all Clinical Research Agreements with Investigators and/or institutions shall include such obligations concerning assignment of inventions to SPONSOR.

11.2           All data generated or arising from the performance of this Agreement shall be the exclusive property of SPONSOR.

12.           COMMUNICATIONS AND PAYMENTS

12.1      Original Study documents and other original documents required under this Agreement shall be sent by mail or delivery service requiring the signature of the addressee and addressed to the respective parties at the addresses set forth in Section 12.3 below.

12.2           All legal notices shall be in writing and sent by certified mail, return receipt requested, to the respective parties at their addresses set forth in Section 12.3 below.   Such notices shall be effective upon receipt.

12.3           All other notices and other communications and payments provided for in this Agreement shall be given personally or by first class mail or by a nationally-recognized overnight courier service, postage prepaid, or by facsimile (and promptly confirmed by such mail or courier service), addressed to the respective parties as follows:

To CRO:                                Oncotherapeutics
9201 Sunset Boulevard, Suite 317
West Hollywood, CA 90069
Phone: (310) 623-1200
Fax:  (310) 623-1121
Attn:   Geoffrey M. Gee, Esq.

To SPONSOR:                                CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
Attn: Carrie Nodgaard

All invoices should be sent to Attention:  Accounts Payable

13.           ASSIGNMENT

13.1           Unless otherwise provided in an Exhibit to this Agreement, CRO agrees that it will not engage the services of third parties to perform any of the Services hereunder and will not subcontract any of the Services it is obligated to perform pursuant to this Agreement to any third party without the prior express written consent of SPONSOR. CRO shall be permitted to use consultant personnel to conduct site inspection/monitoring visits to the sites only with SPONSOR’s prior written consent. Additionally, CRO may not assign this Agreement to any third party without the prior express written consent of SPONSOR.

14.           DRUG SUPPLIES

14.1           Study Drug(s) shall be shipped by SPONSOR to a CRO subcontractor engaged in the business of drug storage, shipping and handling designated by CRO and reasonably acceptable to SPONSOR for delivery to Investigators. SPONSOR represents and warrants that all necessary approvals and/or regulatory filings under the United States Food, Drug and Cosmetic Act, the regulations promulgated thereunder and other federal, state, or regulatory laws or approvals shall be obtained and/or made in connection with the shipment of such Study Drug(s).

14.2           At the completion of the Study, CRO shall request that each site provides SPONSOR with a written accounting of all Study Drug(s) used at their site in the Study. CRO shall request that each site return all unused Study Drug to SPONSOR or its designee. During the Study, CRO shall instruct the Investigators to maintain records of the dates and amounts of Study Drug(s) received at each Study site; the dates, amounts and patients to whom the Study Drug(s) have been dispensed or administered; the dates and amount of Study Drug(s) disposed of, damaged or lost; and the dates and amounts of Study Drug(s) being returned and CRO shall monitor the Investigators' compliance with such instruction.

15.           TRANSFER OF OBLIGATIONS

15.1           With regard to the Services performed hereunder, CRO shall be responsible for the obligations transferred by SPONSOR to CRO in CRO's role as the designated contract research organization for such Study and as described in Exhibit B attached hereto and made a part hereof. This section shall be construed as a transfer of those obligations described in Exhibit B attached hereto and made a part hereof under FDA regulations 21 C.F.R. Part 312 and CRO shall perform those obligations pursuant to 21 C.F.R. Part 312.

16.           INSPECTIONS AND COOPERATION

16.1           CRO shall from time to time, during the conduct of the Study and upon at least ten (10) business days’ prior written notice to CRO, assist representatives of SPONSOR when requested by SPONSOR in examining the records, standard operating procedures, and facilities of the Investigators, validating case reports against original data in the Investigators' or hospital records or applicable files, and monitoring the Services performed hereunder, at reasonable times and in a reasonable manner, to determine the adequacy of the Investigator's facilities and whether the Study is being conducted in compliance with the Protocol and applicable regulations.  Upon notice from CRO, FDA, or an IRB of any noncompliance with the Protocol or applicable law, CRO shall permit representatives of SPONSOR to review records related to the services performed hereunder as soon as possible.  Notwithstanding the existence of SPONSOR's rights under this Section 16.1, SPONSOR shall be under no obligation to exercise these rights.

16.2           CRO will permit representatives of SPONSOR, upon at least ten (10) business days' prior written notice to CRO, to examine, at reasonable times and in a reasonable manner, the standard operating procedures and facilities of CRO and such records which SPONSOR may reasonably require in order to determine whether the Study is being conducted in compliance with the Protocol and FDA regulations. Notwithstanding the existence of SPONSOR’S rights under this Section 16.2, SPONSOR shall be under no obligation to exercise these rights.

16.3           If the FDA, any other federal, state or local government authority, or an IRB conducts, or gives notice to any party hereto of its intent to conduct an inspection at any investigational site or takes any other regulatory action with respect to any Study conducted under this Agreement, then the party so notified shall immediately give the other parties hereto notice thereof, and each party shall provide the other parties with any information reasonably required in connection therewith.

16.4           CRO shall promptly notify SPONSOR of any violation or deficiency noted by FDA or any regulatory agency related to the services performed by CRO under this Agreement.  CRO will release any records required to be made available to the inspecting or inquiring authority by law or regulation, but will not release any Confidential Information not required by law to be provided for inspection or copying without specific written consent of SPONSOR.

16.5           CRO shall provide SPONSOR with a written report of any inspection related to the Study, noting with specificity each Study-related record or document reviewed by or supplied to the regulatory inspector.  CRO shall maintain copies of Study-related records or documents supplied to an inspector in a separate inspection file and, upon request by SPONSOR, shall provide copies of any such records or documents to SPONSOR.  CRO shall provide SPONSOR with a copy of all correspondence between CRO and a regulatory authority relating to activities undertaken pursuant to this Agreement, purged only of confidential information that is unrelated to the activities under this Agreement.  CRO shall provide SPONSOR with a copy of any proposed response to a regulatory authority relating to activities under this Agreement for SPONSOR’s prior review.

16.6           CRO shall permit an independent public accounting firm designated by SPONSOR to have reasonable access upon at least ten (10) business days’ prior written notice to CRO and during normal business hours to CRO's financial books and records as may be reasonably necessary to verify all out-of-pocket costs and pass through expenses incurred by CRO during performance of Services set forth in this Agreement. SPONSOR agrees that it will not use such information other than for the purposes of this Agreement and that it shall maintain all such information so obtained in strict confidence.

17.           WARRANTIES, REPRESENTATIONS AND DISCLAIMER

17.1           CRO warrants and represents to SPONSOR that CRO has the capability to fulfill in accordance with generally accepted professional standards the services, which it will perform under this Agreement.

17.2           CRO warrants and represents to SPONSOR that CRO shall perform its obligations under this Agreement in accordance with the terms and conditions set forth herein.

17.3           CRO represents and warrants that it has obtained and will maintain for the term of the Agreement, all licenses, authorizations, approvals and reviews required by any federal, state or local governmental authority for performance of any activities under this Agreement.

17.4           SPONSOR acknowledges that the results of the services to be provided hereunder are inherently uncertain and that, accordingly, there can be no assurance, representation, or warranty by CRO that any Study Drug covered by this Agreement can, either during the term of this Agreement or thereafter, be successfully developed or, if so developed, will receive the required approval by the FDA.

17.5  SPONSOR acknowledges that CRO will provide professional services hereunder and not a product.

18.           DEBARMENT

18.1           CRO hereby certifies that neither CRO nor any of CRO’s officers, employees, consultants, or agents providing services to SPONSOR has been debarred, nor have they been engaged in any acts which could be considered for debarment, under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) and (b).  In the event that CRO, any of CRO’s officers, employees, consultants, or agents providing services to SPONSOR or any Investigator (i) becomes debarred or (ii) receives notice of action or threat of action with respect to its debarment during the term of the Agreement, CRO agrees to notify SPONSOR immediately. In the event that CRO, any of CRO’s officers, employees, consultants, or agents providing services to SPONSOR or any Investigator becomes debarred as set forth above, this Agreement shall automatically terminate upon receipt of such notice without any further action or notice. In the event that CRO, any of CRO’s officers, employees, consultants, or agents providing services to SPONSOR or any Investigator receives notice of action as set forth in clause (ii) above, CRO understands that SPONSOR shall have the right to terminate this Agreement immediately pursuant to the provisions of Section 6 hereof.

18.2           CRO hereby certifies that it has not and will not use in any capacity in connection with this Agreement the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. § 335(a) or (b).  In the event that CRO receives notice of the debarment or threatened debarment of any individual, corporation, partnership or association providing services to CRO, which relate to CRO's activities under this Agreement, CRO shall notify SPONSOR immediately. CRO understands that SPONSOR shall have the right to terminate this Agreement immediately upon receipt of such notice pursuant to the provisions of Section 6 hereof.

19.           ADVERSE EXPERIENCE REPORTING AND RECORDKEEPING

19.1           CRO shall notify SPONSOR immediately, but in no case more than twenty-four hours, by telephone or facsimile, upon learning of the occurrence during the Study of any Serious or Unexpected Adverse Experience, as defined at 21 C.F.R. § 312.32(a), and any event which may reasonably be believed to impair the integrity or validity of the Study.  Any notification made by telephone shall be confirmed in writing within two days.

19.2           CRO shall maintain all records required to be maintained under federal, state or local laws, including, but not limited to, case report forms, drug study and reconciliation documentation and the site study file, which should include all Study-related correspondence.  CRO shall ensure that all Investigators sign statements in each patient’s/subject’s case report form attesting to Investigator’s review of the data, and attesting that the data are an accurate accounting of the treatment, care, and events surrounding the patient’s/subject’s involvement in the Study.  All Study records shall be complete and up-to-date.

19.3           CRO will retain all records for the Study produced pursuant to this Agreement for the longest of the following three periods:

(1)           two years after FDA approves a New Drug Application for the drug and indication that is the subject of the study,

(2)           two years after the termination or withdrawal of the health regulatory agency exemption (e.g., Investigational New Drug Application (“IND”) under which the Study is conducted),

(3)           the record retention period mandated by any federal, state, or local laws or regulations.

CRO will contact SPONSOR at least thirty days before the planned destruction of any Study records, at which time SPONSOR may request that CRO deliver such records to SPONSOR. CRO shall notify SPONSOR of any accidental loss or destruction of Study records.  This provision shall survive the termination of this Agreement.

20.            DELAYS

20.1           SPONSOR acknowledges that CRO will require documents, Study Drugs, data, records and cooperation by SPONSOR in order to properly perform the Services hereunder and that CRO is not responsible for errors, delays or other consequences to the extent such errors, delays or other consequences arise solely from the failure of SPONSOR to provide such documents, Study Drugs, data, records or cooperation.

20.2           No party hereto shall be held liable or responsible to any other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party; provided, however, that upon the occurrence of such condition, the party affected thereby gives the other parties prompt written notice thereof, specifying the extent to which its performance hereunder will likely be affected; and provided, further, that the party affected thereby uses reasonable efforts to mitigate the effects of such condition.

21.           MISCELLANEOUS PROVISIONS

21.1           Integration of Agreement.  This Agreement constitutes the entire agreement between the parties on the subject matter described herein and supersedes all prior contracts, agreements, and understandings relating to the same subject matter between the parties. The parties intend this Agreement to be a complete statement of the terms of their agreement, and no change or modification of any of the provisions of this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of CRO and SPONSOR.

21.2           Waiver. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be construed as a further or continuing waiver of such term, provision or condition or of any other term, provision or condition of this Agreement.

21.3           Governing Law.  This Agreement shall be interpreted and given effect under the laws of the State of Delaware without reference to conflict of law rules.

21.4           Paragraph Headings.  The paragraph headings of this Agreement are merely for the convenience of the parties and are not to be construed as modifying or changing the obligations or conditions expressed in this Agreement.

21.5           Enforceability of Agreement.  If any part of this Agreement shall be held to be contrary to law or public policy or otherwise unenforceable, such finding shall not invalidate any other part of this Agreement.

21.6           Exhibits. References to Exhibits attached to this Agreement shall be deemed to incorporate the entire contents of such Exhibit by reference thereto, as if it were fully set forth in this Agreement.

21.7           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

21.8           Further Action.  Each party hereto shall take, or cause to be taken, all actions, and do, or cause to be done, things necessary, proper or advisable under applicable laws and regulations (including without limitation those regulations promulgated by the U.S. Internal Revenue Service), and execute and deliver such further, documents as may be reasonably requested by the other party in connection with the operation of this Agreement.

IN WITNESS WHEREOF, SPONSOR and CRO, have caused this Agreement to be executed by their respective duly authorized representatives effective as of the day and year first above written.

CYTRX CORPORATION                                                                           ONCOTHERAPEUTICS

By:  /s/ STEVEN A. KRIEGSMAN                                                             By:  /s/ GEOFFREY M. GEE, ESQ.
Name: Steven A. Kriegsman                                                                       Name: Geoffrey M. Gee, Esq.
Title: President and CEO                                                                             Title:   Chief Operating Officer